



----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] subject to Section 16.  Form 4                                                                      |Expires: September 30,1998|
    or Form 5 obligations may                                                                           |Estimated ave. burden     |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                        Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        | NTL Incorporated (NASDAQ: NTLI)                |                                        |
|      Goad         Robert           T.  |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)        (First)       (MI)  |3.IRS or Soc. Sec. No. |4.Statement for Month/  |    Officer               Other         |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
|                                        |                       |      January 2000      |                                        |
|  110 East 59th Street, 26th Floor      |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|  New York        NY           10022    |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Security Acquired (A) or     |5.Amount of      |6.Owner-    |7.Nature of    |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)              |  Securities     |  ship Form:|  Indirect     |
|                        |(Mon/Day/Yr)|  Code       |  (Instr. 3, 4 & 5)            |  Beneficially   |  Direct (D)|  Beneficial   |
|                        |            |  (Instr. 8) |                               |  Owned at End of|  or        |  Ownership    |
|                        |            |-------------|-------------------------------|  Month          |  Indirect  |  (Instr.4)    |
|                        |            | Code |  V   |     Amount     |(A) |         |  (Instr. 3 & 4) |  (I)       |               |
|                        |            |      |      |                |(D) |  Price  |                 |  (Instr. 4)|               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
| Common Stock           | 01/20/2000 |  G(1)|   V  |       2,500 (2)| (D)|         |     30,249(2)   |     (D)    |               |
|------------------------|------------|------|------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |    824,701(2)(3)|     (D)    |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |       *(2)(4)   |    *(4)    |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
|------------------------|------------|-------------|----------------|----|---------|-----------------|------------|---------------|
|                        |            |      |      |                |    |         |                 |            |               |
|                        |            |      |      |                |    |         |                 |            |               |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)




FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code | V |    (A)   |    (D)   |Exer.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|-----|---|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
|          |         |     |     |   |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:

(1) Gift to a bona fide charity
(2) Gives effect to the 5-for-4 stock split by way of stock dividend paid October 7, 1999 and the 5-for-4  stock split by way of stock dividend paid February 3, 2000.
(3) Shares held by Mr. Goad's wholly-owned investment company, Columbia Management, Inc.
(4) Columbia Management, Inc., an Indiana corporation of which Mr. Goad is the sole shareholder, is a limited partner in European
    Cable Capital Partners, L.P., a Delaware limited partnership ("ECCP"). Columbia Management, Inc. owns or has options to acquire, in each case as a limited partner, an aggregate of 206,086 Units of partnership interest in ECCP ("ECCP Units"), which constitute 9.20% of all ECCP Units on a fully-diluted basis. ECCP owns 8,765,286 shares of NTL Incorporated ("NTL"). Neither
    Mr. Goad nor Columbia Management, Inc. has a right to control or direct ECCP or the disposition of shares of NTL which it owns, and they therefore disclaim any beneficial ownership of the shares of NTL owned by ECCP.





**Intentional misstatements or omissions of facts constitute Federal              /s/ Robert T. Goad                     02/10/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB Number